EXHIBIT (10.3)(iii)

ECOLAB INC. 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION AND

DEFERRED COMPENSATION PLAN

(as amended and restated effective as of August 1, 2013 and

further amended as of May 5, 2016)

DECLARATION OF AMENDMENT NO. 2

Pursuant to the amending power reserved to the Board of Directors of Ecolab Inc. (the “Company”) by section 14.1 of the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (as amended and restated effective as of August 1, 2013 and further amended as of May 5, 2016) (the “Plan”), the Company hereby amends the Plan effective as to all Periodic Options granted on and after December 4, 2025 by amending and restating Section 9.3 in its entirety to read as follows:

“9.3 Exercisability of Options. Unless otherwise determined by the Board, each Periodic Option granted under the Plan will vest and become exercisable, on a cumulative basis, as to 25% of the Shares (excluding any fractional portion less than one share), on the last day of each of the first, second and third three-month periods following its Date of Grant and as to the remaining Shares on the earlier of the last day of the fourth three-month period following the Date of Grant or the Company’s next Annual Meeting Date; provided, however, that if a Change in Control of the Company occurs then such Periodic Option will become immediately vested and exercisable in full.”

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers and its corporate seal to be affixed.

Dated: December 4, 2025

ECOLAB INC.
/s/ Christophe Beck
Christophe Beck Chairman of the Board and Chief Executive Officer

Attest:
/s/ Jandeen M. Boone
Jandeen M. Boone
Executive Vice President, General Counsel and Secretary